Contact at Winthrop Realty Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
June 1, 2015

WINTHROP REALTY TRUST ANNOUNCES SALE OF ITS INTEREST IN THE VINTAGE HOUSING VENTURE

FOR IMMEDIATE RELEASE – BOSTON, June 1, 2015/ -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) announced today that it consummated the sale of its interest in its Vintage Housing Venture to Kennedy-Wilson Holdings Inc.  Net proceeds received in connection with the sale (inclusive of capital returns distributed to Winthrop between signing and closing) were approximately $84.7 million, which amount is consistent with Winthrop’s liquidation value of this asset.

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About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  In August 2014, Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.